EXHIBIT 23.1

CONSENT OF PINNACLE ENERGY SERVICES, LLC

As independent oil and gas consultants, Pinnacle Energy Services, LLC hereby consents to the incorporation by reference of all references to our firm and information from our reserves report dated June 24, 2014, included in or made a part of the North American Energy Resources, Inc. Annual Report on Form 10-K for the year ended April 30, 2014 and to be filed with the Securities and Exchange Commission on or about July 25, 2014.

PINNACLE ENERGY SERVICES, LLC

by	Richard J. Morrow

Oklahoma City, Oklahoma

July 25, 2014